Exhibit 12


                           COMPUTATION OF RATIO OF
                          EARNINGS TO FIXED CHARGES
                         (In millions except ratios)



                                                            SECOND QUARTER
                                                          -----------------
                                                            1994      1993
                                                           -------  -------
EARNINGS BEFORE TAX                                         $ 319     $ 275

FIXED CHARGES
     Capitalized interest                                       1
     Interest expense                                          77        81
     Interest expense for finance subsidiary                              1
     Interest portion of rental expense                        19        22
                                                          -------  --------
TOTAL FIXED CHARGES                                         $  97     $ 104
                                                          =======  ========

TOTAL FIXED CHARGES EXCLUDING CAPITALIZED INTEREST          $  96     $ 104
                                                          =======  ========

EARNINGS PLUS FIXED CHARGES EXCLUDING CAPITALIZED INTEREST  $ 415     $ 379
                                                          =======  ========

RATIO OF EARNINGS TO FIXED CHARGES                            4.3      3.6
                                                          =======  ========